SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE TO

(Amendment No. 3)

TENDER OFFER STATEMENT UNDER SECTION

14(d)(1) OR 13(e)(1) OF THE SECURITIES EXCHANGE ACT OF 1934

PLUG POWER INC.

(Name of Subject Company (Issuer) and Filing Person (Offeror))

OPTIONS TO PURCHASE COMMON STOCK, PAR VALUE $0.01 PER SHARE,

HAVING AN EXERCISE PRICE GREATER THAN $8.53 PER SHARE

(Title of Class of Securities)

72919P103

(CUSIP Number of Class of Securities (Underlying Common Stock))

Roger B. Saillant

President and Chief Executive Officer

Plug Power Inc.

968 Albany-Shaker Road

Latham, New York 12110

Telephone: (518) 782-7700

(Name, Address and Telephone Number of Person Authorized

to Receive Notices and Communications on Behalf of Filing Persons)

Copies to:

Stuart M. Cable, P.C.

Robert P. Whalen, Jr., P.C.

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

Telephone: (617) 570-1000

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**
$3,826,715	$309.58

*	Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 2,023,978 shares of common stock of Plug Power Inc. that have an aggregate value of $3,826,715 as of May 20, 2003 will be exchanged pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $80.90 per $1,000,000 of the Transaction Value.
**	Previously paid.

[X]	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
Amount Previously Paid: $309.58	Filing Party: Plug Power Inc.
Form or Registration No.: Schedule TO	Date Filed: May 22, 2003

[_]	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[_]	third-party tender offer subject to Rule 14d-1.
[X]	issuer tender offer subject to Rule 13e-4.
[_]	going-private transaction subject to Rule 13e-3.
[_]	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [X]

This Amendment No. 3 to the Tender Offer Statement on Schedule TO filed by Plug Power Inc. (“Plug Power”) with the Securities and Exchange Commission on May 22, 2003, and amended on June 11, 2003 and June 13, 2003 (the “Schedule TO”), relates to an offer by Plug Power to its eligible employees to exchange all outstanding stock options to purchase shares of Plug Power common stock granted under the Plug Power Inc. 1999 Stock Option and Incentive Plan, as amended (the “1999 Option Plan”) and the Plug Power, L.L.C. Second Amendment and Restatement of the Membership Option Plan, as amended, which have an exercise price greater than $8.53 per share of Plug Power common stock and otherwise satisfy the conditions set forth in the Offer to Exchange, dated May 22, 2003, as amended (the “Offer to Exchange”), for shares of Plug Power restricted common stock that will be granted under the 1999 Option Plan, upon the terms and subject to the conditions described in the Offer to Exchange and in the related Election Form filed as Exhibits (a)(1) and (a)(2), respectively, to the Schedule TO. This Amendment No. 3 reports the results of the offer and is the final amendment to the Schedule TO.

Item 4.    Terms of the Transaction.

Item 4 of the Schedule TO is hereby amended to add the following information:

The offer expired at 5:00 p.m., Eastern Time, on June 20, 2003. Pursuant to the Offer to Exchange, upon expiration of the offer Plug Power has accepted for exchange options to purchase an aggregate of 1,815,548 shares of Plug Power common stock, representing approximately 89.7% of the shares of common stock subject to the options that were eligible for exchange in the offer. Subject to the terms and conditions of the offer, Plug Power will issue approximately 609,762 shares of Plug Power restricted common stock under the 1999 Option Plan in exchange for such tendered options. Plug Power will send an email, in the form of Exhibit (a)(10) filed herewith, to eligible optionholders notifying such optionholders that properly tendered options have been accepted for exchange.

Item 12.    Exhibits.

Item 12 is hereby amended and supplemented as follows to add Exhibit (a)(10) filed herewith:

(a)(1)	Offer to Exchange, dated May 22, 2003.*

(a)(2)	Form of Election Form.*

(a)(3)	Form of Notice of Withdrawal of Tender.*

(a)(4)	Form of E-mail Announcing Commencement of Offer.*

(a)(5)	Form of E-mail Notifying Optionholders of Receipt of Tendered Options.*

(a)(6)	Plug Power Inc. Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission on March 31, 2003, and incorporated herein by reference.

(a)(7)	Plug Power Inc. Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed with the Securities and Exchange Commission on May 15, 2003, and incorporated herein by reference.

(a)(8)	Presentation of Terms of Exchange Offer to Employees, dated June 11, 2003.**

(a)(9)	Form of E-mail Notifying Optionholders of an Amendment to the Offer to Exchange.***

(a)(10)	Form of E-mail Notifying Optionholders that Properly Tendered Options are Accepted for Exchange.

(d)(1)	Plug Power Inc. 1999 Stock Option and Incentive Plan (incorporated herein by reference to Exhibit 10.33 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999).

(d)(2)	Amendment to the 1999 Stock Option and Incentive Plan (incorporated herein by reference to Exhibit B to Plug Power Inc.’s Definitive Proxy Statement on Schedule 14A filed on April 19, 2001).

(d)(3)	Plug Power, L.L.C. Second Amendment and Restatement of the Membership Option Plan (incorporated herein by reference to Exhibit 10.25 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999).

(d)(4)	Amendment to the Plug Power, L.L.C. Second Amendment and Restatement of the Membership Option Plan (incorporated herein by reference to Exhibit 10.25 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999).

(d)(5)	Form of Restricted Stock Award Agreement, included as Annex A to the Offer to Exchange filed as Exhibit (a)(1) hereto and incorporated herein by reference.

(d)(6)	Agreement, dated as of August 6, 1999, between Plug Power, L.L.C. and Gregory A. Silvestri (incorporated herein by reference to Exhibit 10.30 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999).

(d)(7)	Amendment dated September 19, 2000, to the Agreement, dated as of August 6, 1999, between Plug Power Inc. and Gregory A. Silvestri (incorporated herein by reference to Exhibit 10.43 to Plug Power Inc.’s Annual Report on Form 10-K for the year ended December 31, 2000).

(d)(8)	Agreement, dated as of December 15, 2000, between Plug Power Inc. and Roger Saillant (incorporated herein by reference to Exhibit 10.41 to Plug Power Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000).

(d)(9)	Agreement dated as of August 29, 2002, between Plug Power Inc. and Mark Sperry (incorporated herein by reference to Exhibit 10.57 to Plug Power Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002).

(d)(10)	Agreement dated as of August 29, 2002, between Plug Power Inc. and John Elter (incorporated herein by reference to Exhibit 10.58 to Plug Power Inc.’s Quarter Report on Form 10-Q for the quarter ended September 30, 2002).

(g)	Not applicable.

(h)	Not applicable.

*	Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on May 22, 2003.

**	Previously filed as an exhibit to Amendment No. 1 to the Schedule TO filed with the Securities and Exchange Commission on June 11, 2003.

***	Previously filed as an exhibit to Amendment No. 2 to the Schedule TO filed with the Securities and Exchange Commission on June 13, 2003.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

PLUG POWER INC.

By:	/s/ DAVID A. NEUMANN

Name: David A. Neumann Title: Vice President and Chief Financial Officer

Date: June 20, 2003

Exhibit Index

(a)(1)	Offer to Exchange, dated May 22, 2003.*

(a)(2)	Form of Election Form.*

(a)(3)	Form of Notice of Withdrawal of Tender.*

(a)(4)	Form of E-mail Announcing Commencement of Offer.*

(a)(5)	Form of E-mail Notifying Optionholders of Receipt of Tendered Options.*

(a)(6)	Plug Power Inc. Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission on March 31, 2003, and incorporated herein by reference.

(a)(7)	Plug Power Inc. Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed with the Securities and Exchange Commission on May 15, 2003, and incorporated herein by reference.

(a)(8)	Presentation of Terms of Exchange Offer to Employees, dated June 11, 2003.**

(a)(9)	Form of E-mail Notifying Optionholders of an Amendment to the Offer to Exchange.***

(a)(10)	Form of E-mail Notifying Optionholders that Properly Tendered Options are Accepted for Exchange.

(d)(1)	Plug Power Inc. 1999 Stock Option and Incentive Plan (incorporated herein by reference to Exhibit 10.33 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999).

(d)(2)	Amendment to the 1999 Stock Option and Incentive Plan (incorporated herein by reference to Exhibit B to Plug Power Inc.’s Definitive Proxy Statement on Schedule 14A filed on April 19, 2001).

(d)(3)	Plug Power, L.L.C. Second Amendment and Restatement of the Membership Option Plan (incorporated herein by reference to Exhibit 10.25 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999).

(d)(4)	Amendment to the Plug Power, L.L.C. Second Amendment and Restatement of the Membership Option Plan (incorporated herein by reference to Exhibit 10.25 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999).

(d)(5)	Form of Restricted Stock Award Agreement, included as Annex A to the Offer to Exchange filed as Exhibit (a)(1) hereto and incorporated herein by reference.

(d)(6)	Agreement, dated as of August 6, 1999, between Plug Power, L.L.C. and Gregory A. Silvestri (incorporated herein by reference to Exhibit 10.30 to Plug Power Inc.’s Registration Statement on Form S-1 (File No. 333-86089) filed on August 27, 1999).

(d)(7)	Amendment dated September 19, 2000, to the Agreement, dated as of August 6, 1999, between Plug Power Inc. and Gregory A. Silvestri (incorporated herein by reference to Exhibit 10.43 to Plug Power Inc.’s Annual Report on Form 10-K for the year ended December 31, 2000).

(d)(8)	Agreement, dated as of December 15, 2000, between Plug Power Inc. and Roger Saillant (incorporated herein by reference to Exhibit 10.41 to Plug Power Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000).

(d)(9)	Agreement dated as of August 29, 2002, between Plug Power Inc. and Mark Sperry (incorporated herein by reference to Exhibit 10.57 to Plug Power Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002).

(d)(10)	Agreement dated as of August 29, 2002, between Plug Power Inc. and John Elter (incorporated herein by reference to Exhibit 10.58 to Plug Power Inc.’s Quarter Report on Form 10-Q for the quarter ended September 30, 2002).

(g)	Not applicable.

(h)	Not applicable.

*	Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on May 22, 2003.

**	Previously filed as an exhibit to Amendment No. 1 to the Schedule TO filed with the Securities and Exchange Commission on June 11, 2003.

***	Previously filed as an exhibit to Amendment No. 2 to the Schedule TO filed with the Securities and Exchange Commission on June 13, 2003.